SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Simms Funds

Address of Principal Business Offices (No. & Street, City, State, Zip Code):
                  55 Railroad Avenue
                  Greenwich, Connecticut 06830

Telephone Number (including area code):              (203) 861-8500

Name and address of agent for service of process:
                  Jay G. Baris, Esq.
                  Kramer, Levin, Naftalis & Frankel
                  919 Third Avenue
                  New York, New York  10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] N[_]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and state of New York on the 9th day of July, 1998.

                               Signature        Simms Funds
                                                (Name of Registrant)


                                                By: /s/ Frank C. McLaughlin
                                                    ------------------
                                                    Frank C. McLaughlin
                                                    Trustee

Attest: /s/ Arthur O. Poltrack
        -------------------------
        Arthur O. Poltrack
              Trustee